Pricing Supplement dated November 4, 2026 (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$5,295,000

Autocallable Leveraged Barrier Notes due May 7, 2032

Linked to the Lesser Performing of the Nasdaq-100 Futures Excess ReturnTM Index and the S&P 500® Futures Excess Return Index

Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes will be automatically redeemed and investors will receive a return equal to the Redemption Premium if the Closing Value of each Underlier on the Observation Date is greater than or equal to its Call Value. If not automatically redeemed, the Notes offer leveraged exposure to potential appreciation of the Lesser Performing Underlier from its Initial Underlier Value to its Final Underlier Value. Investors should be willing to forgo dividend payments and, if the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

KEY TERMS*

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	November 4, 2026	Final Valuation Date:†	May 4, 2032
Issue Date:	November 9, 2026	Maturity Date:†	May 7, 2032
Reference Assets:	The Nasdaq-100 Futures Excess ReturnTM Index (the “NDXNQER Index”) and the S&P 500® Futures Excess Return Index (the “SPXFP Index”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Call Value(2)	Barrier Value(3)
NDXNQER Index	NDXNQER<Index>	738.7711	775.71	591.02
SPXFP Index	SPXFP<Index>	609.05	639.50	487.24
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 105.00% of its Initial Underlier Value (rounded to two decimal places)
(3) With respect to each Underlier, 80.00% of its Initial Underlier Value (rounded to two decimal places)
Automatic Redemption:

The Notes will not be automatically redeemable for approximately the first year after the Issue Date. If, on the Observation Date, the Closing Value of each Underlier is greater than or equal to its Call Value, the Notes will be automatically redeemed and you will receive on the Redemption Settlement Date a cash payment per $1,000 principal amount Note that will provide a return equal to the Redemption Premium, calculated as follows:

$1,000 + ($1,000 × Redemption Premium)

No further amounts will be payable on the Notes after they have been automatically redeemed.

Redemption Premium:	35.65%. If the Notes are automatically redeemed, your return on the Notes will not exceed the Redemption Premium, and your return will not be based on the amount of any appreciation in the value of any Underlier, which may be significant.
Payment at Maturity:

If the Notes are not automatically redeemed, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪  If the Final Underlier Value of the Lesser Performing Underlier is greater than its Initial Underlier Value, you will receive a payment per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier × Upside Leverage Factor)

▪  If the Final Underlier Value of the Lesser Performing Underlier is less than or equal to its Initial Underlier Value but greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

▪  If the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier)

If the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Upside Leverage Factor:	3.00. The Upside Leverage Factor applies only if the Notes are not automatically redeemed.
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$5,295,000	$5,295,000	$0	$5,295,000
(1)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $977.00 per $1,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(3)	Barclays Capital Inc. will pay a structuring fee of $6.50 per $1,000 principal amount Note to other broker-dealers participating in the distribution of the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Final Underlier Value:	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Lesser Performing Underlier:	The Underlier with the lower Underlier Return
Observation Date:†	November 5, 2027
Redemption Settlement Date:†	November 10, 2027
Closing Value:	Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
Additional Terms:	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
CUSIP / ISIN:	06749LQL3 / US06749LQL35

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Equity Futures Index as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated May 15, 2025. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

•	Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees and any structuring fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes. These other costs will include fees paid by Barclays Bank PLC to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You understand and accept that, if the Notes are automatically redeemed, you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Redemption Premium.

•	You can tolerate a loss of a significant portion or all of your principal amount if the Notes are not automatically redeemed and the Final Underlier Value of any Underlier is less than its Barrier Value, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlier.

•	You anticipate that, if the Notes are not automatically redeemed, the Final Underlier Value of the Lesser Performing Underlier will be greater than its Initial Underlier Value.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You understand and accept the risk that, if the Notes are not automatically redeemed, the payment at maturity, if any, will be based solely on the Underlier Return of the Lesser Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not have any rights with respect to the futures contracts composing the Underliers or be entitled to receive dividends or distributions that may be paid to holders of the securities composing the reference indices of those futures contracts (each, a “Reference Index”), nor will you have any voting rights with respect to the securities composing the Reference Indices.

•	You are willing and able to accept the risk that the Notes may be automatically redeemed and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that, if the Notes are automatically redeemed, participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Redemption Premium.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Notes are not automatically redeemed and the Final Underlier Value of the Lesser Performing Underlier falls below its Barrier Value.

•	You do not anticipate that, if the Notes are not automatically redeemed, the Final Underlier Value of the Lesser Performing Underlier will be greater than its Initial Underlier Value.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of the other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to lose a significant portion or all of your principal at maturity, regardless of the performance of the other Underlier.

•	You seek an investment that entitles you to rights with respect to the futures contracts composing the Underliers or to dividends or distributions on, or voting rights related to, the securities composing the Reference Indices.

•	You are unwilling or unable to accept the risk that the Notes may be automatically redeemed.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not automatically redeemed.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

The Notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The Notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE upon an automatic REDEMPTION

The following examples demonstrate the hypothetical total return upon an automatic redemption. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Call Value for each Underlier: 105.00 (105.00% of the hypothetical Initial Underlier Value set forth above)*

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Call Value of 105.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Call Values for the Underliers. The actual Initial Underlier Value and Call Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Notes are automatically redeemed on the Observation Date.

Underlier	Closing Value on the Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
NDXNQER Index	120.0000	Yes	35.65%
SPXFP Index	130.00

Because the Closing Value of each Underlier on the Observation Date is greater than or equal to its Call Value, the Notes are automatically redeemed on the Redemption Settlement Date. You will receive on the Redemption Settlement Date a cash payment of $1,356.50 per $1,000 principal amount Note, which is equal to your principal amount plus a return equal to the Redemption Premium. No further amounts will be payable on the Notes after they have been automatically redeemed.

Example 2: The Notes are not automatically redeemed on the Observation Date.

Underlier	Closing Value on the Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
NDXNQER Index	102.5000	No	N/A
SPXFP Index	115.00

Because the Closing Value of at least one Underlier on the Observation Date is less than its Call Value, the Notes are not automatically redeemed on the Redemption Settlement Date.

Example 3: The Notes are not automatically redeemed on the Observation Date.

Underlier	Closing Value on the Observation Date	Are the Notes Automatically Redeemed?	Redemption Premium
NDXNQER Index	55.0000	No	N/A
SPXFP Index	110.00

Because the Closing Value of at least one Underlier on the Observation Date is less than its Call Value, the Notes are not automatically redeemed on the Redemption Settlement Date.

If the Closing Value of at least one Underlier is below its Call Value on the Observation Date, the Notes will not be automatically redeemed and you may lose a significant portion or all of your investment at maturity. See “Hypothetical Examples of Amounts Payable at Maturity” below.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Barrier Value for each Underlier: 80.00 (80.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and the Notes are NOT automatically redeemed.

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Barrier Value of 80.00 for each Underlier have been chosen for illustrative purposes only and do not represent the actual Initial Underlier Values or Barrier Values for the Underliers. The actual Initial Underlier Value and Barrier Value for each Underlier are set forth on the cover of this pricing supplement.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Lesser Performing Underlier	Underlier Return of the Lesser Performing Underlier	Payment at Maturity per $1,000 Principal Amount Note
200.00	100.00%	$4,000.00
190.00	90.00%	$3,700.00
180.00	80.00%	$3,400.00
170.00	70.00%	$3,100.00
160.00	60.00%	$2,800.00
150.00	50.00%	$2,500.00
140.00	40.00%	$2,200.00
130.00	30.00%	$1,900.00
120.00	20.00%	$1,600.00
110.00	10.00%	$1,300.00
105.00	5.00%	$1,150.00
100.00	0.00%	$1,000.00
95.00	-5.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
79.99	-20.01%	$799.90
70.00	-30.00%	$700.00
60.00	-40.00%	$600.00
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the NDXNQER Index is 150.0000 and the Final Underlier Value of the SPXFP Index is 110.00.

Because the SPXFP Index has the lower Underlier Return, the SPXFP Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is greater than its Initial Underlier Value, you will receive a payment at maturity of $1,300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier × Upside Leverage Factor)

$1,000 + ($1,000 × 10.00% × 3.00)

$1,000 + ($1,000 × 30.00%) = $1,300.00

Example 2: The Final Underlier Value of the NDXNQER Index is 95.0000 and the Final Underlier Value of the SPXFP Index is 140.00.

Because the NDXNQER Index has the lower Underlier Return, the NDXNQER Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than or equal to its Initial Underlier Value but greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000.00 per $1,000 principal amount Note that you hold.

Example 3: The Final Underlier Value of the NDXNQER Index is 80.0000 and the Final Underlier Value of the SPXFP Index is 50.00.

Because the SPXFP Index has the lower Underlier Return, the SPXFP Index is the Lesser Performing Underlier. Because the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Lesser Performing Underlier)

$1,000 + ($1,000 × -50.00%) = $500.00

Example 3 demonstrates that, if the Notes are not automatically redeemed, and if the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. You will not benefit in any way from the Underlier Return of the other Underlier being higher than the Underlier Return of the Lesser Performing Underlier.

If the Notes are not automatically redeemed, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not automatically redeemed, and if the Final Underlier Value of the Lesser Performing Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•	If the Notes Are Automatically Redeemed, Your Potential Return on the Notes Is Limited to the Redemption Premium—If the Notes are automatically redeemed, your return on the Notes will be limited to the Redemption Premium and will not be based on the amount of any appreciation in the value of any Underlier, which may be significant. In addition, if the Notes are automatically redeemed, you will not benefit from the Upside Leverage Factor, which only applies to the payment at maturity if the Final Underlier Value of the Lesser Performing Underlier is greater than its Initial Underlier Value.

•	Automatic Redemption and Reinvestment Risk—While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be automatically redeemed prior to maturity for a term that could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically redeemed prior to the Maturity Date. No additional payments will be due after an automatic redemption. The automatic redemption feature of the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. Because the Call Value of each Underlier is greater than its Initial Underlier Value, the Notes are less likely to be automatically called than if the Call Value of each Underlier were set equal to its Initial Underlier Value.

•	Because the Notes Are Linked to the Lesser Performing Underlier, You Are Exposed to Greater Risk of Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Call Value on the Observation Date and that the Final Underlier Value of at least one Underlier will be less than its Barrier Value, and therefore, it is more likely that you will suffer a significant loss of principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for at least one of those Underliers to close below its Call Value on the Observation Date and for at least one of those Underliers to close below its Barrier Value on the Final Valuation Date.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of the other Underlier. If the Notes have not been automatically redeemed, and if the Final Underlier Value of any Underlier is less than its Barrier Value, you will be fully exposed to the decline of the Lesser Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Automatic Redemption—You should be willing to hold your Notes to maturity or any automatic redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Redemption Premium is determined based on a number of factors, including the expected volatility of the Underliers. The Redemption Premium is higher than it otherwise would have been had the expected volatility of the Underliers been lower. As volatility of an Underlier increases, there will typically be a greater likelihood that the Final Underlier Value of that Underlier will be less than its Barrier Value.

Accordingly, you should understand that a higher Redemption Premium reflects, among other things, an indication of a greater likelihood that you will incur a loss of principal at maturity than would have been the case had the Redemption Premium been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the Futures Contracts Composing the Underliers or the Securities Composing the Reference Indices—The return on the Notes may not reflect the return you would realize if you actually owned the futures contracts composing the Underliers or the securities composing the Reference Indices. As a holder of the Notes, you will not have any rights with respect to the futures contracts composing the Underliers or voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the Reference Indices would have.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Each Underlier Reflects the Price Return of the Futures Contracts Composing That Underlier, Not the Total Return—The return on the Notes is based on the performance of the Underliers, which reflects changes in the market prices of the futures contracts composing each Underlier and positive or negative yields associated with rolling those futures contracts. Each Underlier is not a “total return” index that, in addition to reflecting those price and roll returns, would also reflect interest on a hypothetical cash position collateralizing the futures contracts composing that Underlier. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Underliers Could Adversely Affect the Value of the Notes—The sponsor of an Underlier may add, delete, substitute or adjust the futures contracts composing that Underlier or make other methodological changes to that Underlier that could affect its performance, and the sponsor of its Reference Index may add, delete, substitute or adjust the securities composing that Reference Index or make other methodological changes to that Reference Index that could affect the performance of that Underlier. The Calculation Agent will calculate the value to be used as the Closing Value of an Underlier in the event of certain material changes in or modifications to that Underlier. In addition, the sponsor of an Underlier may also discontinue or suspend calculation or publication of that Underlier at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Underlier or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Underlier. Any of these actions could adversely affect the value of the relevant Underlier and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	The Performance of an Underlier Will Differ from the Performance of its Reference Index—A variety of factors can lead to a disparity between the performance of an equity index futures contract and its reference index, including the expected dividend yields of the equity securities included in the reference index, an implicit financing cost associated with the futures contract and policies of the exchange on which the futures contracts are traded, such as margin requirements. A decline in expected dividend yields or an increase in margin requirements may adversely affect the performance of an Underlier. In addition, the implicit financing cost will negatively affect the performance of an Underlier, with a greater negative effect when market interest rates are higher. During periods of high market interest rates, an Underlier is likely to underperform its Reference Index, perhaps significantly.

•	Negative Roll Returns Associated with the Futures Contracts Composing an Underlier May Adversely Affect the Level of that Underlier and the Value of the Notes—Unlike equity securities, the futures contracts composing the Underliers, by their terms, have stated expirations. As the futures contracts composing an Underlier approach expiration, they are replaced by contracts of the same series that have a later expiration. For example, a futures contract notionally purchased and held in June may specify a September expiration date. As time passes, the contract expiring in September is replaced by a contract for delivery in December. This is accomplished by notionally selling the September contract and notionally purchasing the December contract. This process is referred to as “rolling.” Excluding other considerations, if prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the December contract would take place at a price that is higher than the price of the September contract, thereby creating a negative “roll return.” Negative roll returns adversely affect the returns on the futures contracts composing an Underlier and, therefore, the value of that Underlier and any payments on, and the value of, the Notes. Because of the potential effects of negative roll returns, it is possible for the value of an Underlier to decrease significantly over time, even when the levels of its Reference Index are stable or increasing.

•	The Underliers Are Subject to Significant Risks Associated with Futures Markets—Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of the futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of those limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the value of an Underlier. These factors and others can cause the prices of the futures contracts composing an Underlier to be volatile and could adversely affect the value of that Underlier and any payments on, and the value of, your Notes.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs—Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlier or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	dividend rates on the components of each Reference Index;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees and any structuring fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes. These other costs will include fees paid by Barclays Bank PLC to one or more electronic platforms for providing certain electronic platform services with respect to this offering, where selected dealers implement or utilize such providers.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

Nasdaq-100 Futures Excess ReturnTM Index

The NDXNQER Index measures the performance of a rolling position in the nearest expiring quarterly E-mini® Nasdaq-100® futures contracts trading on the Chicago Mercantile Exchange. E-mini® Nasdaq-100® futures contracts are U.S. dollar-denominated futures contracts based on the Nasdaq-100 Index®. The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the NDXNQER Index, see Annex A in this pricing supplement.

Historical and Hypothetical Historical Performance of the NDXNQER Index

Nasdaq, Inc. began calculating the NDXNQER Index on a live basis on April 1, 2024. All values of the NDXNQER Index prior to that date are calculated using available data as to how the NDXNQER Index may have performed in the pre-launch date period. Accordingly, the graph below illustrates:

•	on a hypothetical basis, how the NDXNQER Index would have performed from January 4, 2021 to March 31, 2024; and

•	on an actual basis, how the NDXNQER Index performed from April 1, 2024 through November 4, 2026.

The hypothetical historical performance below does not reflect actual performance of the NDXNQER Index and has not been verified by an independent third party. Hypothetical historical performance has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight. Alternative selection criteria or assumptions may produce different hypothetical historical performance that might prove to be more appropriate and that might differ significantly from the hypothetical historical performance provided below.

We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical and Hypothetical Historical Performance of the Nasdaq-100 Futures Excess ReturnTM Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

S&P 500® Futures Excess Return Index

The SPXFP Index measures the performance of a rolling position in the nearest maturing quarterly E-mini® S&P 500® futures contracts trading on the Chicago Mercantile Exchange. E-mini® S&P 500® futures contracts are U.S. dollar-denominated futures contracts based on the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPXFP Index, see “Indices—The S&P® 500 Futures Excess Return Index” in the accompanying underlying supplement.

Historical Performance of the SPXFP Index

The graph below sets forth the historical performance of the SPXFP Index based on the daily Closing Values from January 4, 2021 through November 4, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the S&P 500® Futures Excess Return Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

As discussed in the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement, we have not attempted to ascertain whether any issuer of any shares (or other equity interests) to which a Note relates is a U.S. real property holding corporation (“USRPHC”) or a passive foreign investment company (“PFIC”). If any such issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC, or to a non-U.S. holder in the case of a USRPHC. You should consult your tax advisor regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a Note.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underliers. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as short-term capital gain or loss unless you hold your Notes for more than a year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2029 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “agent”), and the agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent commits to take and pay for all of the Notes, if any are taken. The agent will pay structuring fees to other broker-dealers participating in the distribution of the Notes, as described on the cover of this pricing supplement.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Barclays Bank PLC, the indenture or the Notes (together with the indenture, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 11, 2026, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 11, 2026, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated June 11, 2026, which has been filed as an exhibit to the report on Form 6-K referred to above.

Annex A

THE NASDAQ-100 FUTURES EXCESS RETURN™ INDEX

All information contained in this pricing supplement regarding the Nasdaq-100 Futures Excess ReturnTM Index (the “NDX Futures Index”), including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Nasdaq, Inc. (“Nasdaq”). The NDX Futures Index is calculated, maintained and published by Nasdaq. Nasdaq has no obligation to continue to publish, and may discontinue the publication of, the NDX Futures Index.

The Base Value of the NDX Futures Index was set equal to 100.00 on September 30, 1999 (the “Index Base Date”). The NDX Futures Index has been calculated on a live basis since April 1, 2024.

The NDX Futures Index is reported by Bloomberg under the ticker symbol “NDXNQER.”

The NDX Futures Index measures the performance of a rolling position in the nearest expiring quarterly E-mini® Nasdaq-100® futures contracts (Symbol: NQ) (the “Underlying Futures Contracts”) trading on the Chicago Mercantile Exchange (the “Exchange”). The Underlying Futures Contracts are U.S. dollar-denominated futures contracts based on the Nasdaq-100 Index®. For more information about the Nasdaq-100 Index®, see “Indices — The Nasdaq-100 Index®” in the accompanying underlying supplement. The NDX Futures Index is an “excess return” index, meaning that its performance is based solely on changes in the prices of the Underlying Futures Contracts and positive or negative yields obtained by “rolling” hypothetical positions in the Underlying Futures Contracts as they approach delivery. An excess return index is distinct from a total return index, which, in addition to reflecting those price and roll returns, would also reflect interest on a hypothetical cash position collateralizing the Underlying Futures Contracts.

Index Rolling

As each Underlying Futures Contract approaches expiration, it is replaced by the next expiring Underlying Futures Contract in a process referred to as “rolling.” The rolling of the NDX Futures Index occurs quarterly over a three-day rolling period (the “Roll Period”) every March, June, September and December, effective after the close of trading on the fifth, fourth and third Index Calculation Day (as defined below) (each, a “Roll Day”) preceding the last trading date of the expiring Underlying Futures Contract. The number of units over the Roll Period will change equally each day as illustrated below, provided that there is no Index Market Disruption Event (as described under “— Index Market Disruption Events” below) on a Roll Day (a “Roll Day Disruption”).

Roll Period Day	Proportion of Current Contract	Proportion of Next Contract
Day 1	2/3	1/3
Day 2	1/3	2/3
Day 3	0	1

On any scheduled Roll Day during the Roll Period, the occurrence of any Index Market Disruption Event below will result in a Roll Day Disruption and an adjustment to the Roll Period such that no changes to the units of the current or next contract will occur until such time as the Roll Day Disruption is no longer occurring. After the Roll Day Disruption ends, on the next day during the Roll Period, the unit proportions between the current contract and the next contract will “catch up” to where they would have been in the absence of a disruption, as illustrated below.

Roll Period Day	Proportion of Current Contract	Proportion of Next Contract
Day 1*	1	0
Day 2**	1/3	2/3
Day 3	0	1

*Disruption occurs on Day 1 of the Roll Period; no changes are made to the proportion of the units of the current contract and the next contract.

**Day 2’s proportions are identical to where they would have been in the absence of a disruption on Day 1 of the Roll Period.

Index Market Disruption Events

Each of the below described events is an “Index Market Disruption Event” for the purposes of this description.

•	Trading Disruption: Any unscheduled closure of the Exchange; a material suspension, limitation or disruption of trading on the Exchange; a failure of the Exchange to publish the relevant price, level, value or other information; a halt in trading, such as a circuit breaker or other exchange-imposed halt; or any other event that materially affects the ability of market participants to trade, effect transactions in, maintain or unwind positions in that futures contract.

•	Exchange Disruption: Any exchange related event that disrupts or impairs the ability of market participants to effect transactions or obtain market values or price discovery of a component used directly or indirectly in the NDX Futures Index.

•	Price Failure: Any event that impairs or prevents the ability of Nasdaq to obtain a relevant price, level, rate, value or any other information from an exchange or other source necessary, on a timely basis and in a manner acceptable to Nasdaq, in order to perform the calculation of the NDX Futures Index.

•	Inaccurate Data: The price or value of a component that has been calculated by reference to data that, in the determination of the Nasdaq, is inaccurate, incomplete and/or does not adequately reflect the true market price or value of such component.

•	Force Majeure: Any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, or restrictions due to emergency powers enforced by federal, state or local government agencies), that is beyond the reasonable control of Nasdaq and that Nasdaq determines, in its sole discretion, affects the NDX Futures Index, a component of the NDX Futures Index, any input data required to calculate the NDX Futures Index, or that prevents the ability of Nasdaq to calculate the NDX Futures Index.

•	General Moratorium: Nasdaq observes on any day that there has been a declaration of a general moratorium in respect of banking activities in any relevant jurisdiction.

Index Calculations

The closing level of the NDX Futures Index on any trading day reflects the change in the daily contract price of the Underlying Futures Contract since the immediately preceding Index Calculation Day (defined as each weekday that is not a scheduled holiday according to Nasdaq’s publicly available index holiday schedule). Additionally, on each Roll Day during the quarterly Roll Period, the closing level of the NDX Futures Index reflects the proportional change from the daily contract price of the expiring Underlying Futures Contract on the immediately preceding trading day to the daily contract price of the next expiring Underlying Futures Contract on that Roll Day.

The daily contract price of an Underlying Futures Contract will be the settlement price reported by the Exchange. If an Index Market Disruption Event occurs (as defined under “— Index Rolling — Index Market Disruption Events” above) or is occurring on an Index Calculation Day that Nasdaq determines materially affects the NDX Futures Index, Nasdaq may:

•	Delay the calculation of the NDX Futures Index and halt the dissemination of the value of the NDX Futures Index and/or other information relating to the NDX Futures Index until such time, which may be a subsequent Index Calculation Day, that Nasdaq determines that such Index Market Disruption Event is no longer occurring.

•	Determine a good faith estimate of any affected or missing input data required to calculate the NDX Futures Index or the value of the NDX Futures Index for such Index Calculation Day or time for such Index Calculation Day.

Index Corrections and Recalculations

Nasdaq reserves the right to recalculate an index at its discretion in the event that settlement prices are amended or upon the occurrence of a missed index methodology event (deviation from what is stated in the methodology document).

Index Governance

The NDX Futures Index is managed by a governance committee structure. The Index Oversight Committee is responsible for the oversight of the index determination process and the overall governance of Nasdaq Index Solutions, LLC as the index administrator, including review and approval of the control framework, certain policies and procedures, certain methodologies and methodology changes and other index management oversight. Nasdaq Index Solutions, LLC has established the Index Management Committee to provide management and implementation of established governance practices across all aspects of Nasdaq index administration activity. The Index Management Committee meets at least monthly and is responsible for ensuring Nasdaq indices are designed, maintained, calculated and disseminated in accordance with their methodologies.

License Agreement

The Notes are not sponsored, endorsed, sold or promoted by Nasdaq (including its affiliates) (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. The Corporations make no representations or warranty, express or implied to the owners of the Notes or any member of the public regarding the advisability of investing in Notes generally or in the Notes particularly, or the ability of the NDX Futures Index to track general stock market performance. The Corporations’ only relationship to Barclays Bank PLC with respect to the NDX Futures Index is in the licensing of Nasdaq®, Nasdaq-100® and Nasdaq-100 Index® trademarks or service marks, and certain trade names of the Corporations and the use of the NDX Futures Index which is determined, composed and calculated by Nasdaq without regard to Barclays Bank PLC or the Notes. Nasdaq has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing and calculating the NDX Futures Index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NDX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NDX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NDX FUTURES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

THE UNDERLYING FUTURES CONTRACTS

E-mini® Nasdaq-100® futures contracts are U.S. dollar-denominated futures contracts, based on the Nasdaq-100 Index®, traded on the Exchange, representing a contract unit of $20 multiplied by the index level of the Nasdaq-100 Index®, measured in U.S. dollars and cents per index point.

E-mini® Nasdaq-100® futures contracts are available with expiry months of March, June, September and December, and at any time E-mini® Nasdaq-100® futures contracts are listed for the nearest six consecutive quarters, two additional June contract months and four additional December contract months. Trading of E-mini® Nasdaq-100® futures contracts terminates at 9:30 a.m. Eastern time on the third Friday of the contract month.

The daily settlement prices of the E-mini® Nasdaq-100® futures contracts are based on trading activity in the relevant contract (and in the case of a lead month also being the expiry month, together with trading activity in lead month-second month spread contracts) on the Exchange during a specified settlement period. The final settlement price of E-mini® Nasdaq-100® futures contracts is a special opening quotation of the Nasdaq-100 Index® to be determined by Nasdaq based on the Nasdaq Official Opening Price of the component stocks in the Nasdaq-100 Index®, determined on the third Friday of the contract month or, if the Nasdaq-100 Index® is not scheduled to be published for that day, on the first earlier day for which it is scheduled to be published.

OVERVIEW OF FUTURES MARKETS

Futures contracts are contracts that legally obligate the holder to buy or sell an asset at a predetermined delivery price during a specified future time period. Futures contracts are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets. The futures contracts included in the NDX Futures Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin.” This amount varies based on the requirements imposed by the exchange clearing houses, but it may be lower than 5% of the notional value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on designated contract markets. At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant,” which is a member of the clearing house.

Unlike equity securities, futures contracts, by their terms, have stated expirations. At a specific point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling.” For example, a market participant with a long position in a futures contract expiring in November who wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell the November contract, which serves to close out the existing long position, and buy a futures contract expiring in December. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.